Exhibit 99.1

FOR IMMEDIATE RELEASE

PAR PETROLEUM COMPLETES ACQUISITION OF MID PAC PETROLEUM

HOUSTON, April 1, 2015 - Par Petroleum Corporation (NYSE MKT: PARR) (“Par”) announced today that it has completed the previously-announced acquisition of Koko’oha Investments Inc., the parent company of Mid Pac Petroleum, LLC (“Mid Pac”) based in Honolulu, Hawaii. The acquisition includes 85 retail outlets and four terminals in Hawaii, for a total purchase price of $107 million plus working capital.

“We are excited to welcome a strong and successful organization under Jim Yates’ leadership to the Par family. The addition of Mid Pac significantly strengthens our marketing position in Hawaii and supports our refinery optimization at higher rates,” said Joseph Israel, President and Chief Executive Officer.

About Par Petroleum

Par Petroleum Corporation, headquartered in Houston, Texas, is a growth-oriented integrated refiner and marketer of petroleum products. Par, through its subsidiaries, owns and operates a 94,000 bpd refinery with related logistics and retail network in Hawaii. Par also transports, markets and distributes crude oil from Western U.S. and Canada to Hawaii and other refining hubs in the Midwest, the Gulf Coast, and the East Coast. In addition, Par owns 33% of Piceance Energy, LLC, which has natural gas production and reserves located in the Piceance Basin of Colorado. Par’s charter contains restrictions that prohibit parties from acquiring 5% or more of Par’s common stock without the company’s prior consent.

For more information, visit http://www.ppetrol.com.

Forward-Looking Statements

This press release includes certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements, including statements about expected market conditions and refinery throughput, are subject to certain risks, trends and uncertainties. Among those risks, trends and uncertainties are the volatility of crude oil and refined product prices; operating disruptions at the refinery resulting from unplanned maintenance events; uncertainties inherent in estimating oil, natural gas and NGL reserves; environmental risks; and risks of political or regulatory changes. The company cannot assure that the assumptions upon which these forward-looking statements are based will prove to have been correct. Par does not intend to update or revise any forward-looking statements made herein or any other forward looking statements as a result of new information, future events or otherwise. Important risk factors that may affect the company’s business, results of operations and financial position are discussed in our most recently filed Annual Report on Form 10-K, recent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K and other SEC filings.

Contact:

Christine Thorp

Director, Investor Relations

(832) 916-3396

cthorp@ppetrol.com